EXHIBIT 10.8

[U.S. Energy Logo	U.S. Energy, Services, Inc.
Our Bias is You.]	1000 Superior Blvd.
Wayzata, MN 55391-1873
ph:952-4300 fax:952-473-1224
March 22, 2005
Mr. Bill Couser
President
Lincolnway Energy
975 West Lincoln Highway, Suite B
Nevada, Iowa 50201
RE: Energy Services Agreement
Dear Mr. Couser:
The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Lincolnway Energy, LLC (Lincolnway).
PROJECT DESCRIPTION: Lincolnway intends to develop a 50 million gallon per year ethanol plant (“Plant”) located near Nevada, Iowa. Lincolnway desires to contract with U.S. Energy to provide services as listed below.
U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and energy management services for supplies of coal and electricity for the Plant. These services will be provided during the construction of the Plant (“Construction Period”), and after the Construction Period when the Plant has been placed in service (“Operation Period”). The Operation Period shall be that period following the start-up of the plant. These services will include but not be limited to the following:
A. Energy Infrastructure Advisory Services during the Construction Period
1.	Lincolnway intends to use coal as the fuel source to generate steam for processing and drying. There are several service components associated with reliable and economic coal delivery to the plant. Those services include coal procurement from a mine, rail transportation (power, rail cars and rail service), terminal and transload services and truck delivery to the plant. Williams Bulk Transfer Inc. (WBT) has proposed to provide these services on a bundled basis. U.S. Energy will evaluate each of the service components included in WBT’ s proposal to insure the pricing is reasonable.

U.S. Energy Initials TDO
LINCOLNWAY Initials
2.	U.S. Energy will prepare a report that discusses each service component included in WBT’s proposal. The report will specifically identify the method used to set service pricing and to the extent possible “benchmark” the price to market prices.

3.	U.S. Energy prepare a strategic coal sourcing plan that identifies future service alternatives and steps that should be taken to insure that Lincolnway is able to minimize cost and maximize service reliability for future contracting periods.

4.	Provide advisory services to Lincolnway regarding electric pricing and service agreements.
a.	Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan. This step will specifically include evaluating the steam turbine proposal from Alliant Energy Generation.

b.	Negotiate final electric service agreements that meet the pricing and reliability requirements of Lincolnway.

c.	Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy’s monthly fee herein, and must be pre-approved by Lincolnway.
5.	Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

6.	Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.
B. On-Going Energy Management Services during Operation Period
U.S. Energy will provide the following services at Lincolnway’s request:
(These services will be determined if U.S. Energy and Lincolnway choose to extend services beyond the initial one-year term.)
TERM: The initial term of this Agreement shall commence on April 1, 2005 and continue until twelve (12) months after that date. The Agreement shall be month-to-month after the initial term. This Agreement may be terminated by either party effective after the initial term upon thirty (30) days prior written notice. Following termination, Lincolnway shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Lincolnway during the term of this Agreement.

U.S. Energy Initials TDO
LINCOLNWAY Initials
FEES: U.S. Energy’s fee for services described above during the initial term of this Agreement shall be $2,900 per month, plus preapproved travel expenses.
BILLING AND PAYMENT: On the first of each month, U.S. Energy shall invoice Lincolnway for that the fee for the previous month and Lincolnway shall pay U.S. Energy within fifteen (15) days of receipt of invoice. U.S. Energy will also provide to Lincolnway a consolidated invoice of the Plant’s energy costs.
TAXES:. Lincolnway will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or electricity and the provision of services hereunder.
CONFIDENTIALITY: The parties agree to enter into a mutually agreeable Mutual Non Disclosure Agreement.
NOTICES,: Any formal notice, request or demand which .a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Lincolnway Energy, LLC:	Mr. Bill Couser
Lincolnway Energy
975 West Lincoln Highway, Suite B Nevada,
Iowa 50201

U.S. Energy:	U.S. Energy Services, Inc.
(Payment)	c/o US Bank SDS 12-1449 Account
#: 173100561153 P.O. Box 86
Minneapolis, MN 55486

(Notices):	U.S. Energy Services, Inc:
1000 Superior Blvd, Suite 201
Wayzata, MN 55391
Attn: Contract Administration
ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Lincolnway, which consent shall not be unreasonable withheld.

U.S. Energy Initials TDO
LINCOLNWAY Initials
APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.
ENTIRE AGREEMENT,: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.
If the above correctly sets forth Lincolnway’s understanding of the Agreement, please sign both originals where indicated below and return to U.S. Energy, Attention: Gail McMinn
Sincerely,

U.S. ENERGY SERVICES, INC.

By:	/s/ Todd D. Overgard (Sign)

Name:	Todd D. Overgard (Print)

Title:	VP- Operations

Date:	4/6/05
ACCEPTED AND DTATE TO THIS
DAY OF                                         , 2005.

LINCOLNWAY ENERGY, LLC

By:	/s/ William D. Couser (Sign)

Name:	William D. Couser (Print)

Title:	President

Date:	4/4/05

[U.S. Energy Logo	U.S. Energy, Services, Inc.
Our Bias is You.]	1000 Superior Blvd.
Wayzata, MN 55391-1873
ph:952-4300 fax:952-473-1224
Lincolnway Energy
Workplan for US Energy Services
March 22, 2005
U.S. Energy Services will manage, investigate, and report on the following tasks during the initial 12 month term of this agreement. This is not intended as an all-inclusive list, but is provided as a roadmap for Lincolnway which will also serve as a progress measurement tool regarding key energy issues.
♦	Review electric service territory boundaries to determine if an electric cooperative might be permitted to serve Lincolnway, or if the site must be served by Alliant. The following action items assume Alliant is the only realistic electric provider. These action items will be revised if service by an electric cooperative is permitted and viable.

♦	Request Alliant’s electric design schematic for Lincolnway, evaluate proposed configuration, and advise Lincolnway on adequacy of design.

♦	Work with Fagen/ICM to develop monthly kWh plant profile to be used for economic analysis, both with and without steam turbine generator.

♦	Arrange conference call discussion with Alliant to review electric service options including available electric tariffs and impact of fuel clause adjustment charges. Perform analysis of the proposed 1400 kW steam turbine generator under available rate scenarios and make recommendation to Lincolnway based on project economics.

♦	Perform analysis of primary versus secondary voltage service from Alliant which compares benefits and costs of available alternatives.

♦	Prepare 12 month pro forma electric budget based on tariff recommendations and including impact of steam turbine generator.

♦	Request equipment list from Fagen/ICM in order to determine eligibility for electric rebates. Work with motor suppliers if necessary to facilitate process.

♦	Work with Alliant on potential rebates in order to maximize rebate payments to Lincolnway. Any rebates paid are directly received by Lincolnway since US Energy’s sole compensation is the monthly retainer fee. Early and active involvement is critical regarding Alliant rebates, since equipment specifications are required according to a specified timeframe or rebate dollars may be forfeited. Provide on-going management as required by rebate application process.

♦	Provide electric technical expertise as necessary (example: recent ethanol project involved large HP motors which the utility suggested required either soft-starting circuitry or variable frequency drives. US Energy Services participated in discussions and helped the plant navigate through technical requirements).

♦	Request detailed breakout of coal delivery costs by component from Williams Bulk Transfer Inc. (WBT), including the 3 Ts discussed in our 3/18/05 presentation: Train, Terminal, and Trucking.

♦	Discuss with WBT the process used to determine the components listed above. Examples: Was a competitive bid process used to arrive at the estimate for trucking costs? Are the rail rates used equivalent to posted tariff rates?

♦	Prepare a report for the Lincolnway Board that identifies and compares component costs and service alternatives (where choices exist). Include the spot price of Powder River Basin coal in the comparison.